CREDIT SUISSE GROUP

MANAGEMENT PERFORMANCE PLAN SWITZERLAND
MASTER PLAN DOCUMENT

CREDIT SUISSE GROUP
MANAGEMENT PERFORMANCE PLAN – SWITZERLAND
Master Plan Document
(as amended and restated with effect from and after January 1, 2002)

1.	PURPOSE OF THE PLAN

This Group Management Performance Plan — Switzerland (the “GMPP”) has been adopted by the Compensation and Appointments Committee of the Board of Directors (the “Group Compensation Committee” or “CAC”) of Credit Suisse Group (“CSG”) for the purpose of providing an incentive to those senior management employees of the Group who are subject to Swiss taxation on employment income at the time such employees are awarded such incentives to remain in the service of the Group and further aligning the interests of employees of the Group with the interests of the shareholders of CSG, and thereby maintaining and enhancing the overall long-term performance and profitability of the Group. Employees of the Group who are not subject to Swiss taxation shall be covered by the Credit Suisse Group Management Performance Plan — International, the terms of which are similar to the GMPP.

2.	DEFINITIONS

As used in the GMPP, the following definitions apply to the terms indicated below:

(a)	“Board of Directors” shall mean the Board of Directors of CSG.

(b)	“Business Unit” means each of the business through which the Group operates its banking and/or insurance business, namely (as of January 1, 2002) the Credit Suisse First Boston and Credit Suisse Financial Services business units and any successors thereto and replacements thereof and each other Business Unit of the Group as may from time to time be established.

(c)	“Cause” means, in the case of any Participant, (i) such Participant’s willful misconduct or gross negligence in the performance of his or her duties or the willful and continued failure or refusal of such Participant to perform any duties reasonably requested in the course of his or her employment (other than a failure resulting from his or her Disability); or (ii) fraud, dishonesty or any other improper conduct engaged in by such Participant that causes, or has the potential to cause, harm to the Group (including CSG and any subsidiary thereof) or its business or its reputation, including, without limitation, violation by such Participant of any policies of the Group applicable to him or her, violation by such Participant of laws, rules or regulations applicable to such Participant, criminal activity, habitual drunkenness or use of illegal drugs; or (iii) the violation by such Participant of any provision of the Share Plan or any Award Letter applicable to him or her or the engaging in by such Participant of a Competitive Activity or a Soliciting Activity during his or her employment with the Group or a failure by such Participant to give notice of a resignation as required by any applicable contract, agreement, or policy.

“Cause” shall be determined by the Group Compensation Committee in the good faith exercise of its discretion and be based on the relevant facts and circumstances of each individual case and in accordance with local statutory and case law. As such, “Cause” shall include valid reasons which justify a termination of employment without notice in the sense of art. 337 Swiss Code of Obligations.

(d)	“Change in Control” shall mean:

(i)	any Person (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended) (an “Acquiring Person”) becomes the beneficial owner (as such term is defined for purposes of Swiss law), directly or indirectly, of securities of CSG representing more than 33-1/13% of the combined voting power of CSG’s then outstanding securities, other than beneficial ownership by CSG, any employee benefit plan of CSG or any person or entity organized, appointed or established pursuant to the terms of any such benefit plan;

(ii)	the consummation of a merger or consolidation involving CSG or the sale of substantially all of the assets of CSG to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, CSG; and except for any such merger or consolidation as a result of which shareholders of CSG immediately prior to such transaction continue to own securities representing a majority of the voting power of the surviving entity in such transaction; or

(iii)	during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors cease to constitute a majority thereof for any reason; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was nominated or elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors.

(e)	“Competitive Activity” shall mean, with respect to any Participant, that such Participant (i) enters into any Affiliation (as herein defined) with any person, corporation, partnership, or other business entity or enterprise pursuant to which such Participant engages in activities which, (x) with respect to a Participant whose employment with the Group terminates prior to such Affiliation are competitive with or substantially similar to the principal business activities in which such Participant engaged in at any time during the 12 month period prior to the termination of the Participant’s employment with the Group or, (y) with respect to a Participant who is employed by the Group at the time of such

Affiliation, the applicable Legal Entity Compensation Committee or Executive Board determines in good faith are inconsistent with the best interests of the Group or which are in violation of any policy of the Company regarding the engaging in of competitive activities; or (ii) directly or indirectly discloses any secret, confidential, or proprietary information that belongs to or concerns the Group or that such Participant learned by reason of his or her association with the Group or directly or indirectly uses any such information to the detriment of the Group or the applicable Business Unit. For purposes of the foregoing, “Affiliation” with any entity or enterprise shall mean any direct or indirect interest in such entity or enterprise, whether as an officer, director, employee, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, finder, promoter, or otherwise; provided, however, that the acquisition of up to 5% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as an affiliation with such person or entity or enterprise. A Participant who is asked to certify that he or she is not engaging or has not engaged in Competitive Activity for purposes of this definition and who fails to provide such certification shall be deemed to be engaging or have engaged in a Competitive Activity. A Participant may apply, in writing, to the Executive Board of the applicable Business Unit for a determination as to whether an activity such Participant proposes to engage in will constitute a “Competitive Activity” for purposes of this definition and such Executive Board shall respond within fourteen days of receipt of such application.

(f)	“Credit Suisse Group” or “CSG” means the Group and its subsidiaries.

(g)	“Detrimental Activity” means unauthorized communication of any confidential information relating to the business affairs of CSG or any of its subsidiaries or any of their clients, which confidential information was received by or disclosed to the Employee during his employment with any entity of the Group; or any direct or indirect persuasion or any attempt, directly or indirectly, to persuade any Employee of any entity of the Group to terminate his employment or to breach any of the terms of his employment.

(h)	“Disability” means, with respect to a Participant, a termination of such Participant’s employment as a consequence of being deemed disabled under the employee benefits plans of the Group applicable to such Participant.

(i)	“Early Retirement” means, with respect to any Participant who has not yet reached the statutory retirement age as set forth in the applicable regulations governing the respective pension fund, the retirement of such Participant from employment with the Group after the Participant has reached a minimum age as set forth in such regulations.

(j)	“Eligible Employee” means those members of the CSG Group Executive Board, members of the Business Unit Executive Boards, Managing Directors of CSG and

such other senior executive employees of the Group as are designated by the Group Compensation Committee from time to time.

(k)	“Fair Market Value” of a Registered Share with respect to any day shall be determined pursuant to such rules and methods as the Group Compensation Committee shall specify from time to time, which may include methods for converting values determined in one currency into amounts expressed in a different currency.

(l)	“Group” means CSG and its subsidiaries.

(m)	“Group Compensation Committee” has the meaning ascribed thereto in Section 1. As used in the GMPP, the Group Compensation Committee shall be deemed to include any person or committee to whom the Group Compensation Committee has delegated any of its authorities, responsibilities or rights under the GMPP.

(n)	“GMPP” means this CSG Group Management Performance Plan as set out herein, as from time to time amended.

(o)	“Normal Retirement” means, with respect to any Participant, the retirement of such Participant from employment with the Group at or after such Participant has reached the statutory retirement age as set forth in the applicable regulations governing the respective pension fund in which such Participant is eligible to participate.

(p)	“CSG Option” shall mean an option to purchase Registered Shares of CSG granted pursuant to Section 6 hereof.

(q)	“Option Agreement” shall mean the agreement or award letter evidencing the grant of a CSG Option and shall be in such form as the Group Compensation Committee may determine from time to time.

(r)	“Participant” shall mean any Eligible Employee who holds a CSG Option pursuant to the GMPP, and upon the death of any Participant, such Participant’s successors, heirs, executors and administrators, as the case may be.

(s)	“Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended.

(t)	“Registered Share” means a registered share, par value CHF 3 per share, of CSG.

(u)	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(v)	“Soliciting Activity” shall mean, with respect to any Participant, that such Participant solicits, endeavors to entice away from the Group, or otherwise interferes with the relationship of the Group with any person who was associated with the Group as an employee, consultant, or independent contractor or as a customer or client at any time during the 12-month period preceding such solicitation or interference. A Participant who is asked to certify that he or she is not engaging or has not engaged in a Soliciting Activity for purposes of this definition and who fails to provide such certification shall be deemed to be engaging in a Solicitation Activity. A Participant may apply, in writing, to the Executive Board of the applicable Business Unit for a determination as to whether an activity such Participant proposes to engage in will constitute a “Soliciting Activity” for purposes of this definition and such Executive Board shall respond within fourteen days of receipt of such application.

3.	STOCK SUBJECT TO THE GMPP

CSG Options shall, in general, only be granted to any Participant in the GMPP if the performance targets as defined by the Group Compensation Committee have been met or surpassed as determined by the Group Compensation Committee. The performance targets established by the Group Compensation Committee may be based on any one of, or combination of, increase in share price, earnings per share, total shareholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Group Compensation Committee. Partial achievement of the specified targets may result in an option grant corresponding to the degree of achievement as specified by the Group Compensation Committee.

Registered Shares may be made available from conditional but unissued Registered Shares of CSG or from Registered Shares reacquired by CSG including Registered Shares purchased in the open market.

4.	ADMINISTRATION OF THE GMPP

The GMPP shall be administered by the Group Compensation Committee.

The Group Compensation Committee shall have full authority to administer the GMPP, including authority to interpret and construe any provision of the GMPP and the terms of any CSG Option issued under it and to adopt such rules and regulations for administering the GMPP as it may deem necessary. Decisions of the Group Compensation Committee shall be final and binding on all parties.

The Group Compensation Committee may, in its absolute and sole discretion, accelerate the date on which any CSG Option granted under the GMPP becomes exercisable or, subject to Section 6(c)(1) hereof, extend the term of any CSG Option granted under the GMPP. In addition, the Group Compensation Committee may, in its absolute and sole discretion, grant CSG Options to Participants on the condition that such Participants surrender to the Group Compensation Committee for cancellation such other CSG Options (including, without limitation, CSG Options with higher exercise prices) as the Group Compensation Committee specifies. Notwithstanding Section 3 herein, prior to the surrender of such other CSG Options, CSG Options granted pursuant to the preceding sentence of this Section 4 shall not count against the limits set forth in such Section 3.

Whether an authorized leave of absence shall constitute termination of employment shall be determined by the Group Compensation Committee.

No member of the Group Compensation Committee shall be liable for any action, omission, or determination relating to the GMPP, and CSG shall indemnify and hold harmless each member of the Group Compensation Committee and each other director or employee of the Group to whom any duty or power relating to the administration or interpretation of the GMPP has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Group Compensation Committee) arising out of any action, omission or determination relating to the GMPP, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Group.

5.	ELIGIBILITY

The persons who shall be eligible to receive CSG Options pursuant to the GMPP shall be those members of the CSG Group Executive Board, Business Unit Executive Boards, Managing Directors of CSG and such other senior executive employees of the Group as are designated by the Group Compensation Committee from time to time.

6.	CSG OPTIONS

(a)	Option Agreements

The Group Compensation Committee may grant CSG Options pursuant to the GMPP to Eligible Employees, which CSG Options shall be evidenced by CSG Option Agreements in such form as the Group Compensation Committee shall from time to time approve. The Group Compensation Committee shall determine the persons who shall be granted CSG Options. The number of Registered Shares subject to each CSG Option shall be determined by the Group Compensation Committee and set forth on an Exhibit attached hereto or in the Option Agreement or award letter. CSG Options shall comply with and be subject to the following terms and conditions:

(b)	Exercise Price

The exercise price of any CSG Option granted under the GMPP shall be such price as the Group Compensation Committee shall determine on the date on which such CSG Option is granted.

(c)	Term and Exercise of CSG Options

(1)	Except as set forth in the Option Agreement, a CSG Option shall become exercisable at such time between the fourth anniversary of the date of grant and the eighth anniversary of the date of grant as the Group Compensation Committee determines based on the achievement of performance targets as defined by the Group Compensation Committee;

provided, however, that in the event that a Participant’s employment with the Group is terminated as a result of the Participant’s death, Disability, Normal Retirement or Early Retirement all outstanding CSG Options held by such Participant shall become exercisable on the date of such termination. Notwithstanding anything in the GMPP to the contrary, no CSG Option shall be exercisable after the expiration of ten years from the date such CSG Option was granted; and each CSG Option shall be subject to earlier termination, expiration or cancellation as provided in the GMPP (including, without limitation, Section 6(d) hereof) or in the Option Agreement evidencing such CSG Option.

(2)	Each exercise of CSG Options by a Participant under the GMPP shall be for a number of Registered Shares equal to at least the lesser of (A) 100 Registered Shares and (B) the number of Registered Shares subject to exercisable CSG Options held by such Participant. The exercise of less than all of the CSG Options held by a Participant shall not cause the expiration, termination or cancellation of the remaining CSG Options held by such Participant.

(3)	A CSG Option shall be exercised by delivering notice to CSG, to the attention of the Global Head of Human Resources, such notice to be received by CSG no less than one business day in advance of the effective date of the proposed exercise. Such notice shall specify the number of Registered Shares with respect to which the CSG Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. Payment for Registered Shares purchased upon the exercise of a CSG Option shall be made not later than the effective date of such exercise by any method approved by the Group Compensation Committee from time to time.

(4)	During the lifetime of a Participant, each CSG Option granted to him shall be exercisable only by him. No CSG Option shall be sold, given, assigned, transferred, pledged or otherwise encumbered, otherwise than by will or by the laws of descent and distribution.

(d)	Effect of Termination of Employment

(1)	In the event that the employment of a Participant with the Group shall terminate for any reason other than Disability, Normal Retirement, Early Retirement, Cause, or death (i) CSG Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable up to the expiry date subject to not engaging in Detrimental Activity, (ii) in the case of breach of the Detrimental Activity covenant CSG Options granted to such Participant to the extent that they were exercisable at the time of such breach shall remain exercisable for thirty days following such breach at which time they shall expire, and (iii) CSG Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no CSG Option shall be exercisable after the expiration of its term.

(2)	In the event that the employment of a Participant with the Group shall terminate on account of the Death, Disability, Normal Retirement or Early Retirement of the Participant, all CSG Options granted to such Participant and outstanding at such time shall become exercisable and such Participant shall be entitled to exercise, at any time or from time to time after such termination, such CSG Options; provided, however, no CSG Option shall be exercisable after the expiration of its term.

(3)	In the event of the termination of a Participant’s employment for Cause, all outstanding CSG Options granted to such Participant (whether or not exercisable) shall expire at the commencement of business on the date of such termination.

(4)	For purposes of this Section 6(d), a CSG Option shall be deemed to be exercisable on the date of the termination of employment of a Participant with the Group to the extent, if any, it becomes exercisable by acceleration by the Group Compensation Committee or pursuant to a written agreement between the Group and the Participant, provided that such acceleration occurs prior to the first anniversary of such termination of employment.

(e)	Hedging

Except as otherwise provided in the GMPP, a Participant may not enter into any transactions involving the CSG Options granted under the GMPP which have the economic effect of hedging, mitigating or otherwise shifting the risk of price movements of all or any part of his or her CSG Options during the term of the CSG Option. Noncompliance with this obligation leads to immediate forfeiture without any compensation of all of such Participant’s CSG Options.

(f)	Consequences Upon Change in Control

In connection with the occurrence of a Change in Control, the Board of Directors may, in its sole discretion, choose to accelerate the exercisability of all CSG Options held by Participants if the Board of Directors determines that such acceleration would be in the best interests of the Group and the Participants.

7.	ADJUSTMENT UPON CHANGES IN REGISTERED SHARES

(a)	Shares Available for Grants

In the event of any change in the number of Registered Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of Registered Shares with respect to which the Group

Compensation Committee may grant Incentive Stock Options shall be appropriately adjusted by the Group Compensation Committee. In the event of any change in the number of Registered Shares outstanding by reason of any other event or transaction, the Group Compensation Committee may, but need not, make such adjustments in the number and class of Registered Shares with respect to which Incentive Stock Options may be granted as the Group Compensation Committee may deem appropriate.

(b)	Outstanding CSG Options — Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the Board of Directors in the event of any increase or decrease in the number of issued Registered Shares resulting from a subdivision or consolidation of Registered Shares or the payment of an extraordinary stock dividend (but only on Registered Shares) in each case effected without receipt of consideration by CSG, the Group Compensation Committee may proportionally adjust the number of Registered Shares subject to each outstanding CSG Option, and the exercise price thereof. Subject to any required action by the Board of Directors, in the event of any other increase or decrease in the number of such shares effected without receipt of consideration by CSG, the Group Compensation Committee in its discretion shall proportionally adjust the number of Registered Shares subject to each outstanding CSG Option, and the exercise price per Registered Share of each such CSG Option if and to the extent it deems appropriate.

(c)	Outstanding CSG Options — Certain Mergers

Subject to any required action by the Board of Directors, in the event of a merger or consolidation involving CSG as a result of which shareholders of CSG receive only securities of the surviving entity in such transaction, each CSG Option outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of Registered Shares subject to such CSG Option would have received in such merger or consolidation.

(d)	Outstanding CSG Options — Certain Other Transactions

In the event of (1) a dissolution or liquidation of CSG, (2) a sale of all or substantially all of the assets of CSG, or (3) a merger or consolidation involving CSG in which shareholders of CSG receive securities of an entity other than the surviving entity in such transaction and/or other property, including cash, the Group Compensation Committee shall have the power to:

(i)	cancel, effective immediately prior to the occurrence of such event, each CSG Option outstanding immediately prior to such event (whether or not then exercisable and regardless of whether the Fair Market Value of a Registered Share subject to the CSG Option is less than, equal to or greater than the exercise price per Registered Share subject to the CSG

Option), and, in full consideration of such cancellation, pay to the Participant to whom such CSG Option was granted an amount in cash (which may be zero), for Registered Shares subject to such CSG Option, equal to the excess, if any, of (A) the value, as determined by the Group Compensation Committee, of the property (including cash) received by the holder of a Registered Share as a result of such event over (B) the exercise price of such CSG Option;

(ii)	provide for the exchange of each CSG Option outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right with respect to, as determined by the Group Compensation Committee, some or all of the property for which Registered Shares are exchanged in such event and, incident thereto, make an equitable adjustment as determined by the Group Compensation Committee in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if the Group Compensation Committee so determines, provide for a cash payment to the Participant to whom such CSG Option was granted in partial consideration for the exchange of the CSG Option; or

(iii)	take similar action with similar effect as it may deem appropriate.

(e)	Outstanding CSG Options — Other Changes

In the event of any change in the capitalization of CSG or an organizational change other than those specifically referred to in Sections 7(a), (b) or (c) hereof, the Group Compensation Committee may make such adjustments in the number and class of shares subject to CSG Options outstanding on the date on which such change occurs and in the per-share exercise price of each such CSG Option as the Group Compensation Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)	No Other Rights

Except as expressly provided in the GMPP, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of CSG or any other entity. Except as expressly provided in the GMPP, no issuance by CSG of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Registered Shares subject to a CSG Option or the exercise price of any CSG Option.

8.	RIGHTS AS A STOCKHOLDER

No person shall have any rights as a stockholder with respect to any Registered Shares covered by or relating to any CSG Option granted pursuant to the GMPP until the date of the exercise and registration of his Registered Shares in the share registry as provided by Swiss law. Except as otherwise expressly provided in Section 7 hereof, no adjustment to any CSG Option shall be made for dividends or other rights for which the record date occurs prior to the date of such registration.

9.	NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO CSG OPTIONS

No person shall have any claim or right to be granted an Award under the GMPP. Awards are granted at the unrestricted and sole discretion of the Group and the grant of an Award shall not be construed as giving a Participant an entitlement to any future same, similar or other Awards for any later year or period. No Participant shall have a right or claim whatever nature to any award unless and until the Group determines at its unrestricted and sole discretion to make an Award, and communicates details of that Award, to the affected Participant. No Award made during or in respect of a year or period shall constitute salary or recurrent compensation receivable in that or any later year or period, or as contractual compensation to be taken into account in the determination of other employment-related benefits or provision. The grant of an Award shall not be construed as giving the Participant an entitlement or any right to be retained in the employ of the Group. The Group expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Share Plan, except as expressly provided herein or in any Award Letter or other agreement entered into with respect to an Award.

The Group Compensation Committee’s granting of an Option to a Participant at any time shall neither require the Group Compensation Committee to grant a CSG Option to such Participant or any other Participant or other person at any time nor preclude the Group Compensation Committee from making subsequent grants to such Participant or any other Participant or other person.

10.	SECURITIES MATTERS (CLEARY TO DEFINE)

(a)	CSG shall be under no obligation to effect the registration pursuant to the Securities Act of any Registered Shares to be issued hereunder or to effect similar compliance under any state laws or the laws of any non-U.S. jurisdiction. Notwithstanding anything herein to the contrary, CSG shall not be obligated to cause to be issued or delivered any certificates evidencing Registered Shares pursuant to the GMPP unless and until CSG is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Registered Shares are traded. The Group Compensation Committee may require, as a condition of the issuance and delivery of certificates evidencing Registered Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Group Compensation Committee, in its sole discretion, deems necessary or desirable.

(b)	The exercise of any CSG Option granted hereunder shall only be effective at such time as counsel to CSG shall have determined that the issuance and delivers of Registered Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Registered Shares are traded. CSG may, in its sole discretion, defer the effectiveness of any exercise of a CSG Option granted hereunder in order to allow the issuance of Registered Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under applicable securities laws. CSG shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of a CSG Option granted hereunder. During the period that the effectiveness of the exercise of a CSG Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

11.	WITHHOLDING TAXES

(a)	Cash Remittance

Whenever Registered Shares are to be issued upon the exercise of a CSG Option, Group shall have the right to require the Participant to remit to Group in cash an amount sufficient to satisfy withholding tax requirements or other applicable tax requirements, if any, attributable to such exercise prior to the delivery of any certificate or certificates for such shares.

(b)	Share Withholding

Group shall have the right in its discretion, when Registered Shares are to be issued upon the exercise of a CSG Option, to withhold a number of such Registered Shares, the Fair Market Value of which at the exercise date the Group Compensation Committee determines to be equal to the minimum withholding tax requirements (based on minimum statutory withholding rates), or other applicable tax requirements, if any, attributable to such exercise.

12.	AMENDMENT OF THE GMPP

The Group Compensation Committee may at any time suspend or discontinue the GMPP or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall, except as provided in Section 7 hereof, increase the number of Registered Shares with respect to which CSG Option grants may be made in any calendar year to any Eligible Employee; provided, further, that no such action shall have a materially adverse effect on any Participant’s outstanding CSG Options.

13.	NO OBLIGATION TO EXERCISE

The grant to a Participant of a CSG Option shall impose no obligation upon such Participant to exercise such CSG Option.

14.	TRANSFERS UPON DEATH

Upon the death of a Participant, outstanding CSG Options granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any CSG Option, or the right to exercise any CSG Option, shall be effective to bind CSG unless the Group Compensation Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Group Compensation Committee or designee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the CSG Option that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the CSG Option.

15.	FAILURE TO COMPLY

In addition to the remedies of Group elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the GMPP or the agreement executed by such Participant evidencing an CSG Option, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Group Compensation Committee, shall be grounds for the cancellation and forfeiture of such CSG Option, in whole or in part, as the Group Compensation Committee, in its absolute discretion, may determine.

16.	TAXES, SOCIAL SECURITY, AND OTHER CONTRIBUTIONS ON CSG OPTIONS

(a)	CSG may provide Participants with basic guidelines of the tax ramifications that may result in relation to the GMPP. However, it is imperative that each Participant consult his or her personal tax advisor regarding his or her specific circumstances.

(b)	Income and/or capital gain taxes due on the granting or exercising of the CSG Options and/or the sale of shares are to be paid by the Participant.

(c)	Any social security or statutory contributions due on the granting or exercise of the CSG Options are shared between CSG and the Participant according to legal requirements.

17.	TRANSFER OF A PARTICIPANT

In the event of negative tax consequences of a transfer of a Participant from CSG or an affiliated company CSG or another affiliated company in another tax jurisdiction, the

Group Compensation Committee may in its discretion and notwithstanding the provisions of Section 6(c)(1) accelerate the time when any particular CSG Option held by said Participant may be exercised.

18.	APPLICABLE LAW AND JURISDICTION

(a)	The GMPP and any related document shall be governed by and construed in accordance with the laws of Switzerland without reference to its choice of law rules.

(b)	Any disputes arising under or in connection with the GMPP shall be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce; venue of the arbitration shall be Zurich, Switzerland.

19.	EFFECTIVE DATE AND TERM OF GMPP

This GMPP Plan Document was approved by the Group Compensation Committee on January 31, 2002 with effect from January 1, 2002 and supersedes and replaces the version of the GMPP Plan Document approved by the Group Compensation Committee on January 25, 2001. No grants may be made under the GMPP after January 1, 2012.